                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                             UTILICORP UNITED INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/X/  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2)  and identify the  filing for which the  offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
         $1,078,816
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
         PRELIMINARY JOINT PROXY STATEMENT / PROSPECTUS ON SCHEDULE 14A AND KC UNITED CORP. FORM S-4 FILE NO. 333-02223
        ------------------------------------------------------------------------
     3) Filing Party:
         UTILICORP UNITED, KANSAS CITY POWER & LIGHT
        ------------------------------------------------------------------------
     4) Date Filed:
         FEBRUARY 21, 1996 AND APRIL 4, 1996
        ------------------------------------------------------------------------

July 31, 1996








Dear Fellow Shareholder:

Our records indicate that as of this date you may not have voted on our proposed merger with Kansas City Power & Light Company. If you have not yet voted "YES" I urge you to complete the enclosed proxy card at your earliest convenience, since a non-vote is automatically counted as a "NO" vote. Your participation is very important to UtiliCorp's future.


Financial results for the second quarter demonstrate the strong foundation on which this merger is being built. I'm enclosing the complete text of our July 25 news release so that you can review the details of our earnings gain of 285 PERCENT over the 1995 quarter. This year-to-year increase was produced by strong contributions from our domestic non-regulated businesses and our international operations in Australia and New Zealand. With a continuing record of creating value, we now are poised to join with the people of KCPL to build upon, AND ACCELERATE, this kind of superior performance by merging our two companies next year.

We greatly appreciate your support, and urge you to use the enclosed proxy card to vote "YES" for the future of our new company -- Maxim Energies.

If you would like additional information or need assistance with voting, please don't hesitate to call our proxy solicitor, Morrow & Co., at 1-800-566-9058; or UtiliCorp Shareholder Relations at 1-800-487-6661. Both numbers are toll-free.

Sincerely,


/s/  RICHARD C. GREEN, JR.


Richard C. Green, Jr.

                                   [UtiliCorp Logo]
MEDIA CONTACTS:
Sally McElwreath - 816-467-3596
Media Relations - 816-467-3000

INVESTOR CONTACTS:
Dale J. Wolf - 816-467-3536
Ellen Fairchild - 816-467-3506


                  UTILICORP SECOND QUARTER EARNINGS UP 285 PERCENT,
                          BOOSTED BY STRONG PERFORMANCE OF
                ENERGY MARKETING BUSINESSES AND INTERNATIONAL VENTURES

    KANSAS CITY, MO, July 25, 1996 -- UtiliCorp United (NYSE: UCU) today announced that for the second quarter ended June 30, 1996, its earnings available for common shares were $25.8 million, up 285 percent from earnings of $6.7 million in the second quarter of 1995.
    The second quarter results reflect increased contributions from international ventures and domestic non-regulated businesses. Earnings from the UtilCo Group subsidiary included an after-tax gain of $11.8 million, primarily the result of a long-term lease arrangement at an independent power project in California in which UtilCo Group holds a 23 percent interest. Earnings from domestic utility operations were also stronger than in last year's quarter.
    "The excellent results for the second quarter further demonstrate the success of our strategy for growth in non-regulated and international businesses," said Richard C. Green, Jr., UtiliCorp chairman and chief executive officer. "Not including the net gain from transactions at UtilCo Group, earnings were more than double the year-ago results, which positions us with very positive momentum for the second half of this year."
    Primary earnings per common share for the 1996 quarter were $.55, up 267 percent from $.15. Average common shares outstanding increased 3.7 percent, from 45.1 million a year earlier to 46.7 million, due primarily to a positive response to the company's direct customer stock purchase plan.
    Green said that the Aquila Energy subsidiary reported increased gas pipeline throughput and natural gas liquids production. Natural gas trading activities also grew during the quarter, a period marked by increased price volatility. Net income of Aquila Gas Pipeline
                                       - more -
UtiliCorp Earnings, page 2

Corporation, which is 82 percent owned by Aquila Energy, increased 88 percent over the 1995 quarter, reflecting growth in pipeline throughput and higher natural gas liquids production and pricing. The Aquila Power subsidiary has grown very quickly since being started in 1995, Green added. In the 1996 first quarter it was ranked as the 15th largest national marketer of electricity and its volumes have already more than doubled since then.
    "Our utilities in Canada, Australia and New Zealand all contributed to the rise in second quarter earnings," Green said. Earnings from Canadian operations rose significantly compared to a year ago, reflecting a recent rate increase and growth in customers. UtiliCorp's 49.9 percent interest in United Energy, the Australian electric distribution utility which it has operated since September 1995, contributed $3.3 million to net income for the second quarter. "United Energy's contribution to date is well above our original expectations," Green said, "due largely to favorable results from transforming its operations and marketing to a competitive, customer-focused model ahead of plan."
    For the 1996 quarter sales were $765.0 million, up 27 percent percent compared to 1995 second quarter sales of $600.8 million. Income from operations was $35.1 million, up from $34.9 million.
    For the six months ended June 30, 1996, sales were $1.8 billion, up 39 percent from $1.3 billion in the six months a year earlier. Income from operations was $122.1 million, up from $116.5 million. Earnings available for common shares were $62.6 million, up 63 percent from $38.4 million, and primary earnings per share were $1.35, up 59 percent from $.85.
    UtiliCorp United is an international energy company with customers and operations across the United States and in Canada, the United Kingdom, Australia, New Zealand and Jamaica. In 1995 the company launched EnergyOne-SM-, the first nationally branded line of products and services for electric and gas customers. In January 1996 UtiliCorp and Kansas City Power & Light Company (NYSE: KLT) announced a definitive agreement to merge the two companies into Maxim Energies, a new corporation, subject to approval by shareholders of both companies and by various regulatory authorities.
                                       - more-

UtiliCorp Earnings, page 3

                                UTILICORP UNITED INC.

                      CONDENSED CONSOLIDATED STATEMENT OF INCOME

                                     (UNAUDITED)




                                       For the Three Months          For the Six Months            For the 12 Months
                                          Ended June 30,                Ended June 30,                Ended June 30,
IN MILLIONS, EXCEPT PER SHARE          1996           1995           1996           1995           1996           1995
- -------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------

Sales                              $   765.0      $   600.8      $ 1,849.4      $ 1,327.1      $ 3,320.9      $ 2,435.5
Cost of sales                          562.6          404.2        1,397.3          894.3        2,384.8        1,591.2
- -------------------------------------------------------------------------------------------------------------------------
Gross profit                           202.4          196.6          452.1          432.8          936.1          844.3
Expenses                               167.3          161.7          330.0          316.3          705.6          613.7
- -------------------------------------------------------------------------------------------------------------------------
Income from operations                  35.1           34.9          122.1          116.5          230.5          230.6
Equity in earnings of
   investments and partnerships         47.7            5.8           60.2            7.9           84.1           17.2
Interest income                          2.6            2.5            5.1            4.4           12.9            8.2
Interest charges and minority
   interests                           (38.6)         (33.4)         (75.6)         (64.7)        (147.9)        (119.7)
Income taxes                           (20.5)          (2.6)         (48.2)         (24.7)         (75.5)         (48.8)
- -------------------------------------------------------------------------------------------------------------------------
Net income                              26.3            7.2           63.6           39.4          104.1           87.5
Preference dividends                      .5             .5            1.0            1.0            2.1            1.6
- -------------------------------------------------------------------------------------------------------------------------
Earnings Available for
Common Shares                      $    25.8      $     6.7      $    62.6      $    38.4      $   102.0      $    85.9
- -------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------

Weighted Average Common
 Shares Outstanding:
      Primary                          46.70          45.05          46.47          44.93          46.03          45.14
      Fully Diluted                    47.03          45.55          46.80          45.43          46.37          45.65
- -------------------------------------------------------------------------------------------------------------------------

Earnings Per Common Share:
      Primary                      $     .55      $     .15      $    1.35      $     .85      $    2.22      $    1.90
      Fully Diluted                      .55            .15           1.34            .85           2.21           1.88
- -------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------


                                       - more -
UtiliCorp Earnings, page 4

                                UTILICORP UNITED INC.

                                 OPERATING STATISTICS






                                                                For  the Three Months Ended June 30,

                                                                        1996           1995
- ------------------------------------------------------------------------------------------------------

Electric utility sales (MWH)                                          2,639,012      2,508,311

Gas utility sales (000 MCF)                                              19,595         16,043
Gas transportation                                                       38,662         40,110
                                                                      ---------      ---------
Total gas sales and transportation                                       58,257         56,153

Gas pipeline throughput (MILLION CUBIC FEET PER DAY)                        533            488

Gross natural gas liquids production (MILLION BARRELS PER DAY)               40             30

Gas marketing volumes (MILLION CUBIC FEET PER DAY)                        1,380          1,349

Electricity marketing volumes (MWH)                                     711,857             --



                                         ###